Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-217716) of Strategic Storage Trust II, Inc. of our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedule of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2017 and for the year then ended, which appears in the 2017 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc., which is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

Costa Mesa, California
April 11, 2019